TERRA NOVA GOLD CORP.
Suite 1360 - 605 Robson Street
Vancouver, British Columbia, Canada
V6B 5J3

May 7, 2003

Bayswater Ventures Corp.
9 th Floor, 555 Burrard Street
Vancouver, BC V7X 1M8
Attention: Mr. George Leary

Dear Sirs:

Re:    South Quinn Lake Property, Newfoundland
    Option & Joint Venture Agreement

This letter sets forth the general terms and conditions of our mutual agreement whereby Bayswater Ventures Corp. ("BVC") will have the option to earn and acquire from Terra Nova Gold Corp. ("TNG") a 95% interest in TNG’s interest in those 36 mineral claims comprising the South Quinn Lake Property, as more particularly described in Schedule "A" hereto (including, without limitation, all prospecting, research, exploration, exploitation, operating and mining permits, licenses and leases associated therewith), collectively the "Property".

In consideration of the sum of $10.00 now paid by BVC to TNG, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agrees as follows:

1.    Representations and Warranties

1.1    BVC represents and warrants to TNG that:

(a)    it is a valid and subsisting corporation duly incorporated and in good standing under the laws of British Columbia;

(b)    entering into this letter agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which BVC is a party;

(c)    this Agreement has been authorized by all necessary corporate action on the part of BVC;

(d)    it has sufficient cash resources, or has the means to raise the cash resources, to make the payments and undertake the initial work expenditures within the time limits outlined in paragraph 2.1 below; and

(e)     its common shares are listed and posted for trading on the TSX Venture Exchange (the "Exchange"), and it is in good standing with each of the British Columbia Securities Commission, the Alberta Securities Commission, and the Exchange.

1.2    TNG represents and warrants to BVC that:

(a)    it is a valid and subsisting corporation duly incorporated and in good standing under the laws of its incorporating jurisdiction;

(b)    it has the exclusive right to earn and acquire a 100% interest in the Property, pursuant to an option agreement dated May 24, 2002 (the "Underlying Option Agreement") with South Coast Ventures Inc. ("South Coast");

(c)     the Underlying Option Agreement with South Coast is in good standing, TNG is not in default thereunder, nor to the best of TNG’s knowledge is there any basis therefore;

(d)    it has the exclusive right, free of competing interests, to undertake all work on and explore the area comprising the Property and to develop and mine the same in accordance with the Underlying Option Agreement and all applicable rules and regulations;

(e)    title to the claims comprising the Property are properly and validly recorded in the name of South Coast and there are no adverse claims or challenges against or to the ownership of or title to such mining and mineral claims nor to the best of TNG’s knowledge is there any basis therefore;

(f)    there are no outstanding agreements or options to acquire or purchase any interest in any of the Property, or to explore, develop or exploit any part thereof, and no person has any royalty or other interest whatsoever in the Property or any production therefrom, save and except for a 2.5% net smelter return royalty on mineral production in favour of South Coast;

(g)    entering into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which TNG is a party, including any of the issued mining and mineral claims comprising the Property;

(h)    TNG has due and sufficient right and authority to enter into this Agreement and to dispose of part of its interest in the Property in accordance with this Agreement, and this Agreement has been authorized by all necessary action on the part of TNG;

(i)     the representation and warranties of TNG and South Coast given under the Underlying Option Agreement remain true and accurate as of the date hereof; and

(j)    there are no pending or threatened actions, suits, claims or proceedings regarding the Property or any portion thereof of which TNG is aware.

2.    Grant of Option

2.1    TNG hereby grants to BVC the exclusive right and option (the "Option") to acquire an undivided 95% interest in all of TNG’s interest in the Property, in consideration of and through the assumption of all of TNG’s remaining obligations to South Coast under the Underlying Option Agreement, in accordance with the requirements of the Underlying Option Agreement; as follows:

a)    BVC must pay to South Coast the following amounts which remain payable by TNG to South Coast under the Underlying Option Agreement:

 i) $15,000 on or before May 23, 2003;
 ii)      an additional $20,000 on or before May 23, 2004; and
iii)      an additional $30,000 on or before May 23, 2005,

b)    BVC must incur an aggregate of $344,029 of work expenditures on the Property (TNG has incurred an aggregate of $55,971 of the required $400,000 of work expenditures on the Property under the Underlying Option Agreement) on or before May 23, 2005, of which BVC must incur at least $75,000 of expenditures on or before December 31, 2003; and

c)     TNG will remain responsible for the delivery of TNG shares to South Coast, and in lieu thereof BVC will pay to TNG the market price equivalent (as of the date of each delivery) of the number of shares delivered by it from time to time,

(the payments and work expenditures collectively referred to as the "Option Price").

2.2    For purposes of this Agreement, "expenditures" means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by BVC from the date hereof in connection with the exploration and development of the Property; including, moneys expended in maintaining the property in good standing and in applying for and securing all necessary leases or permits; moneys expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and drifting, raising and other underground work, assaying and metallurgical testing and engineering, environmental studies, data preparation and analysis; costs of acquiring research materials, reports and data; costs of paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallocable costs equal to ten (10%) percent of all such expenditures for contracts of less than $100,000, and five (5%) percent for contracts of $100,000 or more.

2.3    Any of the payments or expenditures comprising the Option Price may be accelerated by BVC, and any payments or expenditures made toward the Option Price that is over and above that required to be made during the relevant time period shall be carried forward and applied against the Option Price payable in the subsequent period(s).

2.4     All of the payments and expenditures comprising the Option Price are and shall remain optional to BVC, such that BVC need not incur any of the same, save and except that BVC hereby covenants and agrees to pay the $15,000 referred to in section 2.1(a)(i), and the payment in lieu of shares referred to in section 2.1 (c), both due and owing on May 23, 2003.

2.5     Upon the failure of BVC to deliver any of the consideration comprising the Option Price within the time periods set forth herein, BVC will have a period of 25 days following receipt of notice of such default to rectify the same, otherwise the Option and this Agreement will automatically terminate without further notice from TNG.

2.6    The performance of the covenants of BVC pursuant to the terms of this Agreement is subject to the following conditions precedent:

a)                      its satisfactory due diligence and confirmation of title to the mining and mineral claims comprising the Property. TNG agrees to provide BVC with complete access to all agreements and records pertaining to the Property; and

b)                      receipt of approval from the Exchange.

BVC covenants to use its best efforts to satisfy the above conditions precedent as soon as possible, but in any event by May 23, 2003. In the event that the conditions precedent have not been satisfied or waived by such date, this Agreement will terminate without further notice from TNG, unless the only matter outstanding is Exchange approval, whereupon provided BVC has filed for Exchange approval, this Agreement will continue for so long as Exchange approval is pending; provided that TNG may at any time thereafter give 30 days notice to BVC to satisfy the Exchange approval condition, and if such condition precedent is not so satisfied following expiry of such 30 days this Agreement will terminate without further notice of TNG.

3.     Rights and Obligations of the Parties

3.1    During the term of the Option, BVC will be entitled to undertake all mineral exploration activities on the Property and shall have the sole and exclusive right to:

a)    enter the Property and have exclusive and quiet possession of the Property, as well as the use and enjoyment thereof without interruption by or disturbance from TNG, or any person claiming by, through or under TNG;

b)    do such prospecting, exploration, development, exploitation and other mining work thereon and thereunder as BVC may in its sole discretion consider advisable or desirable subject to the approval of all applicable laws and regulations;

c)    bring and erect upon the Property such equipment and facilities as BVC may in its sole discretion consider advisable or desirable;

d)    remove subsurface materials from the Property for the purposes of assaying and testing, bulk sampling or otherwise as BVC may in its sole discretion consider advisable or desirable, and dispose of such materials by way of sale or otherwise as BVC may in its sole discretion consider advisable or desirable, provided that the gross revenues realized therefrom shall be for the account of, and be distributed to BVC as to 95% and TNG as to 5%; and

e)    participate with TNG in negotiating such agreements as may be necessary or in BVC’s best interests with the owners of and other persons having interests in the Property concerning surface or access rights affecting the Property, provided that if and to the extent that TNG has any such rights affecting the Property, such rights are hereby included in the Property and are subject to the Option hereunder.

3.2    During the term of the Option, BVC agrees to:

  provide TNG with reasonable notice of its exploration activities on the Property, and the results thereof;
    b.  take reasonable steps to maintain the mineral and mining claims comprising the Property in good standing through the filing of necessary assessments, work programs, reports as to property activities and expenditures, technical reports, and the payment of annual rental fees;

    c.  permit TNG, and its representatives, at their own risk and expense, access to the Property at all reasonable times, provided TNG does not interfere with the reasonable activities of BVC; and

    d. complete all of TNG’s obligations under the Underlying Option Agreement, including those set forth in section 5 thereof.

3.3    During the term of this Agreement, TNG shall take reasonable steps to:

a)    do all things necessary to keep the Underlying Option Agreement in good standing;

b)     gain such approvals (if any) from South Coast and the applicable governmental or regulatory authorities to the Option granted hereunder; and to any joint venture formed between TNG and BVC;

c)    not do or permit to be done any act or thing which would or might in any way adversely affect the rights of BVC hereunder;

d)    make available to BVC and its designated representatives all records, exploration data and files relating to the Property, and permit BVC to take copies thereof; and

e)    take such steps as may be reasonably requested by BVC to ensure that BVC has exclusive and quiet possession, use and enjoyment of the Property without the occupation of the same or any part thereof by any other person.

3.4     BVC recognizes the provisions of section 7 of the Underlying Option Agreement pertaining to an "Area of Interest", and agrees to be bound by the terms thereof.

3.5     TNG’s 5% interest in the Property will be a carried interest, such that BVC will be responsible for all costs of exploring and developing the Property until such time as a bankable feasibility study is prepared, following which TNG will be responsible for its proportionate share of costs of putting the Property into production.

4.     Claw-Back Provision and Joint Venture

4.1     At any time during the 12 months following BVC’s exercise of the Option, TNG shall have the right, exercisable upon at least 30 days prior written notice, to purchase from BVC an additional 20% interest in the Property (to hold a 25% working interest therein), through the payment to BVC of an amount equal to 30% of the actual or deemed amounts of the Option Price paid hereunder and any subsequent amounts paid as expenditures toward exploration and development of the Property, to the date of the notice.

4.2    Forthwith upon TNG exercising its claw-back right pursuant to section 4.1, TNG and BVC shall enter into a joint venture agreement concerning the Property, and each of TNG and BVC shall do such further acts and execute such further documents as may be necessary or desirable to implement such joint venture (the "Joint Venture") and to effect registration of the same in the appropriate government mining claims registries.

4.3     BVC will hold an initial 75% interest and TNG will hold an initial 25% interest in the Joint Venture, and for purposes of calculating the initial and subsequent interests of each party pursuant to the provisions of this Part 4, BVC shall be deemed to have expended an amount equal the actual or deemed amounts of the Option Price paid hereunder and any subsequent amounts paid as expenditures toward exploration and development of the Property, to the date of notice referred to in section 4.1, and TNG shall be deemed to have expended an amount equal to one-third thereof.

4.4    Notwithstanding any other term hereof, for so long as BVC holds a minimum 50% interest in the Joint Venture, it shall be the Operator thereof. If at any time after the commencement of the Joint Venture BVC should hold less than a 50% interest, or at any time an Operator is unable to act as such, the party owning the greater interest shall be Operator, failing which the Management Committee may appoint the Operator.

4.5    If and when a Joint Venture is formed, the parties shall appoint a management committee (the "Management Committee"), consisting of two representatives of each party hereto and one alternate of each party hereto. The Management Committee shall be responsible for approving programs and budgets for the programs to be conducted on the Property, and for determining the general policies and direction to be adopted by the Operator in the conduct of exploration, development and mining operations on the Property. The Management Committee shall meet at least once annually and otherwise on 10 days notice given by either party. Such notices shall be accompanied by an agenda of matters to be discussed and/or decided at the meeting. Decisions of the Management Committee shall be by majority vote. Each party hereto shall be entitled to one vote for each 1% interest held by such party. In the event of a deadlocked vote, the Operator shall have a casting vote.

4.6    The Operator shall submit annual programs and budgets for exploration/development programs to the Management Committee for approval within 90 days of the expiration of the program then in effect. If the Operator should fail to submit a program of exploration/development and a budget within this time then any non-operating party may not less than 60 days thereafter propose a program and budget for the ensuring year for consideration and approval by the Management Committee. No expenditures shall be incurred by the Operator, except with the approval of the Management Committee, or except as may be necessary to keep the Property interests in good standing.

4.7     Each party hereto shall within 30 days (or 60 days if the budget for a program is in excess of $1,000,000) of receipt of a proposed exploration/development program and budget, elect whether to participate in the program and fund its share of the required costs. Failure to elect within this time will be deemed to be an election not to participate, and the interest of the non-contributing party shall be subject to dilution pursuant to paragraph 4.8.

4.8    The Operator shall initially be entitled to receive as compensation for operatorship, 10% of the operational costs of the exploration budget directly incurred by the Operator and 5% of the costs on third party contracted goods or services. Upon implementation of a feasibility study, the Operator shall initially be entitled to receive as compensation for operatorship, 1% of the construction costs of the project and 2% of the operating costs of the projects. The Management Committee shall annually review the foregoing compensation for operatorship charges and shall amend the methodology or rates in a manner so as to ensure that the Operator neither makes a profit nor incurs a loss from such methodology or rates.

4.9     If a party fails to make a required contribution to the costs under an exploration/development program and budget after the formation of the Joint Venture, and should the other party make at least its proportionate share of the costs contemplated by such program and budget, then the party which failed to contribute shall have its interest reduced pro rata. The interest of the contributing party shall be increased and the interest of the non-contributing party shall be decreased so that the interest of such party at all times is that percentage which is equivalent to:

(a)    the sum of its deemed costs and actual costs; divided by:
(b)    the sum of the total deemed costs and actual costs of all parties,

and multiplied by 100.

A party who has had its interest reduced hereunder shall only be entitled to participate in subsequent programs and budgets to the extent of its participating interest at the time any subsequent programs and budgets are proposed by the Operator in accordance with sections 4.5 and 4.6.

4.10    In the event a party is diluted to a 10% interest, that party's interest in the Joint Venture and the Property shall automatically convert to a royalty equivalent to 2.0% of Net Smelter Returns.

5.    Force Majeure

5.1    BVC shall not be liable to TNG, and shall not be deemed in default hereunder for any failure or delay to pay any portion of the Option Price if prior to payment thereof any dispute as to ownership or title to the Property or the minerals therein arises, including disputes with any native group or government as to title or rights thereto. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, both parties shall take all reasonable steps to remedy the delay caused by the events referred to above.

5.2    Neither party shall be liable to the other party hereto and neither party shall be deemed in default hereunder for any failure or delay to perform any of its covenants and agreements or failure to comply with any of it representations or warranties hereunder including BVC’s covenants to undertake work programs on the Property, caused or arising out of any act not reasonably within the control of such party, excluding lack of funds but including without limitation acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, blockades, disputes as to Property ownership, war, riots, fire, storm, flood, explosion, government restriction or the obtaining of governmental approvals, unavailability of equipment or other causes whether of the kind enumerated above or otherwise. The party affected shall give prompt notice to the other party of the commencement and termination of one of the events referred to above. No right of a party shall be affected for failure or delay of a party to meet any condition of this Agreement, if the failure or delay is caused by one of the events referred to above. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, the party affected shall take all reasonable steps to remedy the delay caused by the events referred to above.

6.    Formal Joint Venture Agreement

6.1    The parties agree that this Agreement governs the provisions of the Option, and incorporates all of the essential terms of a joint venture agreement, and that it shall be binding upon them. However, the parties agree to negotiate, within 30 days following exercise by TNG of its right under section 4.1, a formal joint venture agreement (the "Formal Agreement") which incorporates such further terms and conditions as are customary to Canadian industry standards.

6.2    The parties agree that upon execution of the Formal Agreement that all prior understandings and agreements, whether verbal or written, shall be superseded by the terms of the Formal Agreement and that such prior understanding and agreements, including the provisions of this Agreement pertaining to the joint venture, shall be superseded and terminated by the terms of the Formal Agreement.

7.    Miscellaneous

7.1    Time is of the essence of this Agreement except as provided for in Section 5.

7.2     TNG’s right to acquire up to 40% of South Coast’s Royalty (as defined in the Underlying Option Agreement) shall be an become an asset of the Joint Venture and may be exercised by the parties thereto in the same proportion as they hold interest in the Property or Joint Venture from time to time.

7.3    Neither party may sell, transfer, sub-option or otherwise dispose of any of its interest in the Property or this Agreement without the prior approval of the other party, such approval not to be unreasonably withheld.

7.4    Any notice to be required or permitted hereunder will be in writing and sent by delivery, facsimile transmission, electronic mail or prepaid registered mail addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, the date of transmission if sent by facsimile or electronic mail, or, if given by registered mail as aforesaid, will be the date on which the notice, demand or other communication is actually received by the addressee.

7.5    In the event of any dispute regarding this or the Formal Agreement, the parties agree such matters shall be settled by arbitration pursuant to the provisions of the Commercial Arbitration Act (British Columbia) and the ruling of such arbitration panel shall be conclusive and binding upon the parties hereto and the parties hereto agree to abide by the terms and conditions as the arbitrators appointed pursuant to the provisions of the Commercial Arbitration Act (British Columbia) shall have determined.

7.6    This Agreement supersedes any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the Property.

7.7    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.8    Each of the parties agrees to be responsible for their own respective legal expenses relating to this Agreement and the negotiation and preparation of the Formal Agreement.

7.9    This Agreement and the Formal Agreement shall be interpreted and construed in accordance with the laws of British Columbia.

7.10     This Agreement may be signed in counterpart, and by facsimile.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided and returning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

TERRA NOVA GOLD CORP.
By its Authorized Signatory:

/s/ David Patterson

The foregoing is hereby confirmed, acknowledged and accepted this 7 th day of May, 2003.

BAYSWATER VENTURES CORP.
By its Authorized Signatory:

/s/ George Leary

SCHEDULE "A"

UNDERLYING OPTION AGREEMENT

BETWEEN

TERRA NOVA GOLD CORP. (formerly GlobeNet Resources Inc.)
and SOUTH COAST VENTURES INC.